UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 7, 2005

Rudolph Technologies, Inc.
(Exact name of registrant as specified in its charter)
DELAWARE	000-27965	22-3531208
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Rudolph Road, Flanders, NJ 07836
(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (973) 691-1300

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

        On February 7, 2005, Rudolph Technologies, Inc. issued a press release reporting its financial results for the three and twelve months ended December 31, 2004.  The press release is attached hereto as Exhibit 99.1.

        The information in this Current Report on Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

            (c)  Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release issued February 7, 2005

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release issued February 7, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rudolph Technologies, Inc.

Date: February 7, 2005	By: /s/ Paul F. McLaughlin
Paul F. McLaughlin Chairman and Chief Executive Officer

EXHIBIT 99.1

RUDOLPH TECHNOLOGIES REPORTS FOURTH QUARTER REVENUE AND EPS ABOVE GUIDANCE

Flanders, NJ, February 7, 2005 - Rudolph Technologies, Inc. (Nasdaq: RTEC), a leading provider of process control equipment for thin film measurement and macro-defect inspection during integrated circuit manufacturing, today announced financial results for the fourth quarter and full-year ended December 31, 2004.

Highlights for the fourth quarter include:

*  Revenue of $23.1 million increases 45% year-over-year
*  EPS of $0.12 increases 140% year-over-year
*  Operating profit increases 330% year-over-year to $2.5 million
*  Balance sheet remains strong, with cash and marketable securities totaling $76.7 million

Discussing the fourth quarter results, Paul F. McLaughlin, Chairman and CEO commented:

"Rudolph ended 2004 on a very positive note as we reported increased revenues for the 6th straight quarter, despite an increasingly difficult market as the year came to a close.  We were particularly pleased with the customer response to our new suite of macro-defect inspection tools that we introduced last summer at Semicon West. We believe the "best-of-breed" capability of these tools gives us a strong foothold in one of the fastest growing market segments of process control.  We also began to see signs that our memory customers who have been big users of our aluminum MetaPULSE(R) tools may be adopting copper metallization sooner than we had originally forecast.  This may help to accelerate the adoption of copper as the metal of choice across all device types.  Our fourth quarter strength was across all technologies as we began shipping quantities of our new ultra-II(TM) transparent tools with multi-wavelength ellipsometry and deep UV reflectometry capability needed to measure advanced ultra thin transistor gate films." The Company's fourth quarter revenue increased 6% to $23.1 million compared to $21.8 million in the 2004 third quarter.  Compared to the year-ago fourth quarter, revenue increased 45% from $15.9 million.  During the fourth quarter, international sales represented approximately 67% of revenue while domestic sales accounted for 33%.  This compares to international sales of 70% and domestic sales of 30% in the year-ago quarter. The Company continued its strong heritage of profitability as fourth quarter net income totaled $2.1 million, or $0.12 per diluted share compared to $844,000, or $0.05 per diluted share, for the 2003 fourth quarter. Diluted earnings per share was $0.01 above the high end of the Company's previously targeted range.  The Company reported net income of $2.2 million, or $0.13 per diluted share for the 2004 third quarter. Fourth quarter gross margin was 47% compared to 48% in the 2004 third quarter, and 44% in the 2003 fourth quarter.  As previously anticipated, the sequential gross margin decrease reflects the Company's investment in its direct sales and support operations for the Japanese market.  The year-over-year increase in gross margin is primarily due to an increase in revenue, specifically, an increase in metal tool revenue, which increased 123% year-over-year and typically has higher margins.  In addition, gross margin increased due to the leverage generated by fixed manufacturing and customer service costs representing a smaller percentage of the overall cost of goods sold.

Research & development (R&D) expenses for the fourth quarter totaled $3.6 million, compared to $3.9 million in the third quarter of 2004, and $3.6 million in the year-ago period.  As a percentage of revenue, R&D was 16%, compared to 18% last quarter, and 23% in the same quarter last year.  The sequential decrease is primarily due to the timing of our new product releases. The Company continues to maintain its commitment to investing in new product development and enhancement to existing products as it positions itself for future growth.  We anticipate research and development expense will be a similar amount in absolute dollars in the first quarter 2005.

Selling, general & administrative (S,G&A) expenses for the fourth quarter totaled $4.4 million, compared to $3.9 million in the third quarter of 2004, and $2.6 million in the prior year period.  As a percentage of the revenue, S,G&A was 19% in the 2004 fourth quarter, 18% in the third quarter of 2004 and 16% in the prior year period.  The year-over-year increase in absolute dollars in primarily due to the expansion of our direct sales and support operations in Japan, increased compensation costs, increased sales and administrative costs at the Company's branch offices, and an increase in costs associated with Sarbanes-Oxley Section 404 reporting compliance.

Balance Sheet Strength

The Company's cash and marketable securities totaled $76.7 million at the end of the fourth quarter of 2004. Working capital increased from September 30, 2004 to $120.1 million.

Outlook

The Company is currently anticipating revenue for the first quarter ending March 31, 2005 to be flat compared to that of the 2004 fourth quarter revenue of $23.1 million. The Company is forecasting EPS of $.10 to $.12 per diluted share for the 2005 first quarter, excluding any cost related to the Company's merger offer for August Technology.

Conference call

Rudolph Technologies will be hosting a conference call today at 4:45 PM ET.  A live webcast will also be available to investors on the Company's web site at  www.rudolphtech.com.  To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software.

About Rudolph Technologies

Rudolph Technologies is a worldwide leader in the design, development, manufacture and support of high-performance process control metrology systems used by semiconductor device manufacturers. The Company provides a full-fab solution through its families of proprietary systems for metrology applications used throughout the device manufacturing process.  Rudolph's product development has successfully anticipated and addressed many emerging trends that are driving the semiconductor industry's growth. The Company's success in creating complementary metrology applications through aggressive research and development is key to Rudolph's strategy for continued technological and market leadership.

This press release contains forward-looking statements, including, but not limited to, statements related to our expectation regarding our revenue and earnings expectations for the fourth quarter,  future growth of our business, and the overall improvement in the market.  Actual results may differ materially from those projected due to a number of risks, including, but not limited to, the impact of a slowdown in the overall economy, the uncertainty of the current global political environment, the potential for terrorist attacks, the potential for business disruptions due to infectious diseases, changes in customer demands for our existing and new products, the timing, cancellation or delay of customer orders and shipments, the timing of revenue recognition of shipments, new product offerings from our competitors, changes in or an inability to execute Rudolph Technologies' business strategy, unanticipated manufacturing or supply problems, and changes in tax rules.  Rudolph Technologies cannot guarantee future results, levels of activity, performance or achievements.  The matters discussed in this press release also involve risks and uncertainties summarized under the heading "Factors that May Affect Future Results" in Rudolph Technologies' Form 10-K filed for the year ended December 31, 2003.  These factors are updated from time to time through the filing of reports and registration statements with the Securities and Exchange Commission. Rudolph Technologies does not assume any obligation to update the forward-looking information contained in this press release.

(Tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS ($000) - (Unaudited)

	December 31,	December 31,
	2004	2003
ASSETS
Current assets
Cash and marketable securities	$ 76,747	$ 80,562
Accounts receivable, net	20,827	10,244
Inventories	33,996	28,321
Prepaid and other assets	3,050	3,958
Total current assets	134,620	123,085
Net property, plant and equipment	8,330	6,817
Intangibles	22,749	23,624
Other assets	5,581	6,845
Total assets	$ 171,280	$ 160,371

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$ 7,881	$ 5,967
Other current liabilities	6,624	5,867
Total current liabilities	14,505	11,834
Stockholders' equity	156,775	148,537
Total liabilities and stockholders' equity	$ 171,280	$ 160,371

(table to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) - ($000)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003

Revenues	$ 23,078	$ 15,895	$ 84,248	$ 58,500
Cost of revenues	12,327	8,932	44,595	33,214
Gross profit	10,751	6,963	39,653	25,286
Operating expenses:
Research and development	3,618	3,592	15,847	13,390
Selling, general and administrative	4,394	2,565	15,222	10,561
Amortization	219	220	876	877
Total operating expenses	8,231	6,377	31,945	24,828
Operating income	2,520	586	7,708	458
Interest income and other, net	376	278	1,899	1,610
Provision for income taxes	808	20	2,855	298
Net income	$ 2,088	$ 844	$ 6,752	$ 1,770

Net income per share:

Basic	$ 0.12	$ 0.05	$ 0.40	$ 0.11
Diluted	$ 0.12	$ 0.05	$ 0.40	$ 0.11

Weighted average shares outstanding:

Basic	16,794,675	16,568,055	16,746,212	16,408,677
Diluted	16,863,086	16,998,371	16,913,649	16,722,708

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